Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

by and among

RAPHAEL HOLDING COMPANY,

RAPHAEL ACQUISITION CORP.

and

RENAISSANCE LEARNING, INC.

Amendment dated as of September 27, 2011

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of August 15, 2011 (the “Merger Agreement”), is dated and effective as of September 27, 2011, by and among Raphael Holding Company, a Delaware corporation (the “Parent”), Raphael Acquisition Corp., a Wisconsin corporation and an indirect, wholly owned subsidiary of the Parent (the “Merger Sub”), and Renaissance Learning, Inc., a Wisconsin corporation (the “Company”).

RECITALS

WHEREAS, the parties to the Merger Agreement desire to amend and supplement certain terms of the Merger Agreement as described herein;

WHEREAS, Section 8.4 of the Merger Agreement provides that the Merger Agreement may be amended by an instrument in writing signed on behalf of each of the parties thereto;

WHEREAS, concurrently with the execution of this Amendment, and as a condition and inducement to the willingness of the Company, the Parent and the Merger Sub to enter into this Amendment, certain shareholders of the Company have executed and delivered an Amendment No. 2 to the Shareholders Agreement, as amended by the Agreement, dated August 30, 2011 (such amendments, collectively, the “Amendments to the Shareholders Agreement”) with respect to, among other things, this Amendment;

WHEREAS, the Parent has delivered to the Company a true and complete copy of an amendment to the previously delivered Equity Funding Letter providing for an increase in the aggregate amount of equity financing to be provided by the Funding Parties from $196,694,527.70 to $215,800,000 subject to the terms and conditions set forth therein;

WHEREAS, the Company Board has by unanimous action (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Amendment, (ii) approved the execution, delivery and performance by the Company of and the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger, and (iii) resolved and agreed to recommend adoption of the Merger Agreement, as amended by this Amendment, by the shareholders of the Company upon the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment;

WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Amendment, the Merger and the other transactions contemplated by the Merger Agreement, as amended by this Amendment;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained in the Merger Agreement and hereinafter set forth, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Amendment to Section 1.7(a). Section 1.7(a) of the Merger Agreement is hereby amended in its entirety and replaced with the following:

“(a) Conversion of Shares.

(i) Each share of the common stock, $0.01 par value, of the Company (“Company Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time, other than (i) Shares held in the treasury of the Company, (ii) Shares owned by the Parent, the Merger Sub or any other Parent Subsidiary, and (iii) Shares owned by the Company (clauses (i) through (iii) hereof, collectively, “Excluded Shares”), shall cease to be outstanding and shall be converted into the right to receive an amount in cash equal to $16.60.

(ii) Notwithstanding anything in this Agreement to the contrary, other than the Excluded Shares, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is a Subject Share, as defined in the Shareholders Agreement, as amended, shall cease to be outstanding and shall be converted into the right to receive an amount in cash equal to $15.00.”

Section 1.2 Amendment to Section 2.22. Section 2.22 of the Merger Agreement is hereby amended in its entirety and replaced with the following:

“2.22 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co. (the “Company Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Per Share Consideration to be paid to the holders (other than holders of the Subject Shares, as defined in the Shareholders Agreement, as amended, and the Parent and its Affiliates) of the Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion has been or will promptly be provided to the Parent.”

Section 1.3 Amendment to Exhibit A. Exhibit A to the Merger Agreement is hereby amended by replacing the definition of Per Share Consideration set forth therein with the following:

“‘Per Share Consideration’ means (i) with respect to the Subject Shares, as defined in the Shareholders Agreement, as amended, $15.00 and (ii) for all other purposes of this Agreement, $16.60.”

ARTICLE II

ADDITIONAL AGREEMENTS, REPRESENTATIONS AND WARRANTIES

Section 2.1 Proxy Supplement. Promptly after the date of this Amendment, which in no event shall be later than the fifth (5th) Business Day after the date of this Amendment, Company shall (a) prepare (in consultation with the Parent and after taking into account any comments made by the Parent) and file with the SEC a supplement to the Proxy Statement (the “Proxy Supplement”) in accordance with Section 6.1 of the Merger Agreement and (b) cause the Proxy Supplement to be mailed to the holders of Company Common Stock as of the record date established for the Shareholders’ Meeting.

Section 2.2 Representations and Warranties of the Company.

(a) The execution, delivery and performance by the Company of this Amendment and the consummation by the Company of the other transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Requisite Vote and the filing and recordation of the Articles of Merger in accordance with the WBCL, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by the Company and, assuming that this Amendment constitutes the legal, valid and binding obligation of the Parent and the Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) None of the Shareholders, as defined in the Shareholders Agreement, as amended, hold any Company Options for which the exercise price is equal to or less than $16.60 per share, or any Company Restricted Stock Awards or Company Restricted Stock Unit Awards.

Section 2.3 Representations and Warranties of Parent and Merger Sub.

(a) The execution, delivery and performance by the Parent and the Merger Sub of this Amendment and the other transactions contemplated hereby are within the Parent’s and Merger Sub’s corporate powers and, except for the filing and recordation of the Articles of Merger in accordance with the WBCL, have been duly and validly authorized by all necessary corporate action on the part of the Parent and the Merger Sub and no other corporate proceedings on the part of the Parent or the Merger Sub are necessary to authorize this Amendment or to consummate the transactions contemplated hereby. This Amendment has been duly and validly executed and delivered by the Parent and the Merger Sub and, assuming that this Amendment constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of the Parent and the Merger Sub, enforceable against the Parent and the Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Royal Bank of Canada has consented to this Amendment. The Debt Commitment Letters have not been amended, withdrawn or rescinded in any respect.

ARTICLE III

MISCELLANEOUS

Section 3.1 Definitions; References. Capitalized terms used and not otherwise defined in this Amendment have the definitions assigned to such terms in the Merger Agreement. For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires, and references in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to August 15, 2011, and each reference to the Shareholders Agreement shall, from and after the date hereof, refer to the Shareholders Agreement, as amended by the Amendments to the Shareholders Agreement.

Section 3.2 Full Force and Effect. Except as specifically provided by this Amendment, the Merger Agreement shall remain in full force and effect. The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the parties hereto under the Merger Agreement.

Section 3.3 Governing Law. This Amendment is governed by the same law and jurisdiction provisions as govern the Merger Agreement.

Section 3.4 Counterparts. This Amendment may be executed in two (2) or more counterparts and by exchange of original, facsimile and/or Portable Document Format (a/k/a “.PDF”) signature pages, all of which shall be considered one and the same agreement and shall become effective when counterparts of such signature pages have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart signature page.

Section 3.5 Severability. In the event that any provision of this Amendment, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Amendment will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Amendment with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 3.6 Headings. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the Parent, the Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT

Raphael Holding Company

By:	/s/ Brian J. Ruder
Print Name:	Brian J. Ruder
Title:	President

MERGER SUB:

Raphael Acquisition Corp.

By:	/s/ Brian J. Ruder
Print Name:	Brian J. Ruder
Title:	President

COMPANY:

Renaissance Learning, Inc.

By:	/s/ Glenn R. James
Print Name:	Glenn R. James
Title:	CEO

[Signature Page to Amendment to Merger Agreement]